Exhibit 15.3

March 7, 2013

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Stratasys Ltd.
File No. 001-35751

Dear Sir or Madam:

We have read Item 16F of Form 20-F of Stratasys Ltd. (formerly Stratasys, Inc.) filed with the Securities and Exchange Commission on March 7, 2013, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton LLP
Grant Thornton LLP
Minneapolis, Minnesota